                                                                    EXHIBIT 2.1


                          SALE AND PURCHASE AGREEMENT


    This Agreement made and entered into by and between OrganiGro, Inc., an Arkansas corporation and a wholly owned subsidiary of Synagro Technologies, Inc. (the parent), a Delaware corporation, hereinafter called "Sellers" and Custom Poultry Bedding, Inc., an Arkansas corporation, and Tony D. Childers, an individual, hereinafter called "Buyers."

    WITNESSETH:

1) AGREEMENT OF SALE AND PURCHASE: This is a sale of assets detailed on Schedule A and as well, the assumption of stated debt and trade payables effective April 1, 1997. The total purchase price shall be One Million Five Hundred Twenty Nine Thousand Eight Hundred Sixty Six Dollars ($1,529,866).

2) The Buyers shall pay the Sellers the sum of One Million Five Hundred Twenty Nine Thousand Eight Hundred Sixty Six Dollars ($1,529,866). through and including the following:

    A) Buyers shall assume debt, effective January 1, 1997, from the Sellers of $377,485.21 as detailed and stated herein. All guarantees by parent, OrganiGro or management personnel will be released with the new financing of this debt.

                                                                               Balance
Payee                       Note #         Note Date         Face Amt.         12/31/96
-----                     ----------       ---------        -----------      ------------
First State Bank          8590              7/1/94          $125,000.00      $  83,069.63
  of Huntsville
Ford Motor Credit Corp.   DLA229B51L        8/31/93         $  11,873.91     $   4,071.03
Boatmen's Bank            115790            3/11/93         $   6,324.00     $     233.11
  (Worthen National Bank of Russellville)
ITT Capital Finance       4059511-001       4/27/95         $  33,815.00     $  22,218.00
ITT Capital Finance       6034935-001      12/28/94         $ 571,475.16     $ 267,893.44

    B) Additionally, the Buyers will sign a promissory note and guarantee agreement in the amount of $1,152,381 which will be collateralized by a certain note receivable agreement per schedule A-2, a first lien on approximately 5 acres located directly behind the offices for Custom Poultry Bedding in Pope County (See schedule B), and a second lien on all assets detailed in Schedule A.

3) COVENANT NOT TO COMPETE: Sellers covenants and agrees that they will not compete directly or indirectly, will not open, own, assist, advise or operate a business for the supply of bedding to the poultry industry.

4) EFFECTIVE DATE: The effective date of this agreement shall be upon signing with a thirty (30) day period for Buyers to refinance the assumed debt per article 2A.

5) This sale includes the assignment of any rights and interests Sellers have in their present contracts, purchase orders, and oral and written agreements concerning the poultry bedding division.

6) Sellers warranties that all assets, equipment and inventory is free and clear of any encumbrances except those stipulated in item 2A above.

7) If any payment shall remain unpaid under the Promissory Note Agreement for thirty (30) days, upon written notice to Buyers by Sellers, by registered mail, of the delinquency, the Buyers shall have fifteen
         (15) days to cure the delinquency. If the Buyers fails to cure the delinquency, the Buyers shall be in default, and the entire balance shall be accelerated, due and payable. The acceleration shall occur without any further notice from Sellers. Additionally, should Buyers default on any other debt obligation assumed in 2A above, and not cured within the stated cure period, then the promissory note will be due and payable immediately.

8) Sellers shall be liable for all acts of the employees, etc. up to the date of this agreement and Buyers shall be liable for all acts of his employees after said date.

9) It is agreed that certain employment agreements dated October 1, 1994 by and between OrganiGro, Inc. and/or Synagro Technologies, Inc. (formerly N-Viro Recovery, Inc.) collectively Sellers and Mr. Tony D. Childers are hereby canceled.

10) Reference is made to a certain asset exchange agreement by and among OrganiGro, Inc. and N-Viro Recovery, Inc. (currently Synagro Technologies, Inc.) and Childers Brothers Trucking, Inc., Thompson Shaving Service, Inc. and Zeiler Timber Products, Inc. dated as of October 1, 1994. This reference is made to specifically all warranties, representations and other data contained therein to be rescinded and the parties in this agreement agree to assume all existing, prior and future liabilities that may become known now or in the future.

11) MISCELLANEOUS PROVISIONS: Sellers and Buyers further agree as follows:

         A) Buyers will have inspected all the assets to be sold under this Agreement and accept such assets in an "as is" condition without express or implied warranties of any kind as to fitness or mercantability.

         B) Each corporate entity, Sellers and Buyers, shall enact all corporate resolutions and acts necessary to authorize the corporation and/or individuals to perform all the terms and conditions of this Sale and Purchase Agreement.

         C) Any notice, consent, request, claim or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by registered and/or certified mail, return receipt requested, to the address shown for the respective parties at the conclusion of this Agreement. Such addresses may be changed by any party by notice given in the manner provided above.

         D) In the event either party to this Agreement shall employ legal counsel to protect its rights under this Agreement or to enforce any term or provision of this Agreement, then the party prevailing in any such legal action shall have the right to recover from the other party all of its reasonable attorneys' fees, costs and expenses incurred in relation to such claim.

         E) This Agreement, together with all exhibits and the documents referred to herein, contain all the terms and conditions agreed upon by the parties hereto with respect to the transactions contemplated hereby, and shall not be amended or modified except by written instrument signed by all the parties.

         F) This Agreement shall be binding upon and inure to the benefits of the representatives, heirs, estates, successors and assigns to the parties hereto.

         G) Nothing expressed or implied in this Agreement is indented or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto, their successors, assigns, any benefits, rights or remedies under or by reason of this Agreement.

         H) This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         I) never in this Agreement it is provided that any party shall or will make any payment or perform or refrain from performing any act or obligation, each such provision shall be construed, even though not so expressed, as an express agreement to make such payment or to perform, as the case may be, such act or obligation.

         J) Sellers warrants ownership of all assets being sold and warrants they are free and clear of any debt, except as scheduled in article 2A.

         K) This Agreement shall be governed by and construed under the laws of the State of Arkansas.

         L) Upon closing, Buyers and Sellers agree to sign any documents necessary to complete this sale as per its terms and conditions. This includes titles, deeds, bills of sale, franchise agreements, fund remittance, or any other documents necessary to carry out this contract.

12) Buyers shall maintain adequate insurance coverage satisfactory to Sellers in an amount sufficient to cover the balance owed to Sellers. Proof of said coverage shall be provided to Sellers by Buyers. Sellers shall be shown as a loss payee as per their interest on said insurance coverage.

13) Buyers agree that any and all amounts payable to Sellers and/or its subsidiaries at March 31, 1997 are paid in full.

14)      It is agreed that all rights under the note agreement (see attachment
         1) with Cabin Creek are transferred to Buyers, and that the note balance will be excluded from any interest payable under the promissory note.

         In witness of the parties have hereunto set their hands this first day of April, 1997.

SELLERS
ORGANIGRO, INC.                            SYNAGRO TECHNOLOGIES, INC.


/s/  Donald L. Thone                       /s/  Donald L. Thone
-------------------------------            -------------------------------------
Chairman                                   President


                     ATTEST:

                     /s/  Daniel L. Shook
                     ----------------------------

BUYERS


/s/  Custom Poultry Building                   /s/  Tony D. Childers
--------------------------------------         ---------------------------------
CUSTOM POULTRY                                 TONY D. CHILDERS, an individual
BUILDING, INC.

Its                  President
    -------------------------------------------

                     ATTEST:

                     /s/  Tony D. Childers
                     ----------------------------

                          SALE AND PURCHASE AGREEMENT

                          CUSTOM POULTRY BEDDING, INC.



                                   SCHEDULE A




See detailed fixed asset listing attached hereto.           Value
                                                            -----
Accounts Receivable (see Schedule A-1)                      $439,374.73

Note Receivable (see Schedule A-2)                          $603,930.00

Fixed Assets (see Schedule A-3)                             $780,443.16

Accounts Payable (see Schedule A-4)                         $ 30,232.25

                          SALE AND PURCHASE AGREEMENT

                          CUSTOM POULTRY BEDDING INC.

                                   SCHEDULE B



                             Schedule data omitted.